RELEASE

This mutual release is dated May 8, 2003 between:

XML-Technologies, Inc., a Nevada corporation, its parent corporation XML-Global Technologies, Inc., a Colorado corporation, and their affiliates (collectively "XML") c/o 1818 Cornwall Avenue, Suite 9, Vancouver, BC, V6J 1C7

and

iWay Software Company, a division of Information Builders Inc. ("iWay") with its principal office at Two Penn Plaza, New York, NY 10121-2898

Whereas
1.	On June 14, 2002, XML and iWay entered into a Software Licensing and Support Agreement (the "Software Agreement") regarding GoXML Transform and a customized version of GoXML Transform called "GTI".
2.	iWay has received the source code, object code and documentation, and updates of those, for GoXML Transform and GTI in accordance with clause II A and II B of the Agreement
3.	iWay no longer wishes to use XML's support services;
4.	XML no longer wishes to provide support services to iWay.
5.	XML and iWay desire to terminate the Software Agreement, and all amendments thereto;
6.	XML and iWay entered into an OEM Resellers Agreement dated August 21, 2001 and an OEM Resellers Agreement dated May 18, 2001 (hereafter collectively the "OEM Agreements")
7.	XML and iWay desire to terminate the OEM Agreements, and all amendments thereto.

For valuable consideration, the receipt and sufficiency of which are acknowledged, XML and iWay agree that:
1.

Concurrently with the execution of this Agreement, iWay shall pay to XML the sum of $____________. The parties stipulate and agree that payment of such amount shall constitute payment in full of all sums due and owing by either party to the other under the Software Agreement and the OEM Agreements.

2.

Upon the execution of this Agreement and the payment by iWay set forth in paragraph 1 above, the parties agree that the Software Agreement, the OEM Agreements and all other express or implied agreements between or among them shall be deemed terminated and of no further force or effect. Each party shall be deemed released from any further performance, duty, obligation or liability to the other under or arising from any agreement, commitment or understanding between or among them.

3.

XML and iWay, together with their respective officers, directors, partners, employees, attorneys, agents, affiliates, representatives, successors, and assigns, both past and present, each irrevocably and unconditionally releases the other party, together with its affiliates, agents, employees, officers, directors, representatives, shareholders, attorneys, successors and assigns, of and from all claims and obligations and from any rights claimed or asserted by any reason and any other rights, whether statutory, contractual, or tortious, known or unknown, foreseen or unforeseen, at law or in equity, arising from any fact, transaction or occurrence; and each party agrees not to sue or bring any legal proceeding against the other, or its principals or affiliates, based upon any fact, transaction or occurrence up to the present date.

IN WITNESS WHEREOF, the parties to this release have executed and delivered this agreement as of the day first above written.
iWay Software Company	XML-Technologies, Inc.
By: _________________	By: _________________
Signature _______________________ Name/Title	Signature __________________________ Name/Title
Information Builders, Inc.
By: _________________
Signature _______________________ Name/Title